                                                                      EXHIBIT 99

                                  NEWS RELEASE

                         GRAY REPORTS OPERATING RESULTS
          FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2005

      ATLANTA, GEORGIA - NOVEMBER 7, 2005 . . . GRAY TELEVISION, INC. ("GRAY") (NYSE: GTN) today announced results from operations for the three months ("third quarter") and nine months ended September 30, 2005 as compared to the three months and nine months ended September 30, 2004.

SIGNIFICANT ITEMS TO NOTE FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005:


      THREE MONTHS ENDED SEPTEMBER 30, 2005           CHANGE FROM SAME PERIOD OF PRIOR YEAR
----------------------------------------------        -------------------------------------

   Net local broadcast advertising revenue,            Increased 7% or $2.8 million
     excluding political advertising revenue, of
     $41.9 million

   Net political advertising revenue of $448,000       Decreased $11.5 million reflecting the "off-year" of
                                                          the political election cycle

                                                      AS OF
                                                      --------------------------------------------------

                                                      SEPTEMBER 30, 2005           DECEMBER 31, 2004
                                                      ---------------------------  ---------------------
   Cash on Hand                                       $4.1 million                 $50.6 million

   Total Debt(1)                                      $633.0 million               $655.9 million

COMMENTS ON RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005:

      Revenues. Total revenues for the three months ended September 30, 2005 decreased 13% to $75.1 million as compared to the same period of the prior year.

     o Local broadcasting advertising revenues, excluding political advertising revenues, increased 7% to $41.9 million from $39.1 million. Approximately 32%, or $885,000, of this increase is attributable to results from Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO, Grand Junction, CO on January 31, 2005 offset in part by the sale of the Company's satellite uplink operations on December 31, 2004. We attribute the remaining approximate 5% increase in non-political local broadcasting advertising revenues primarily to a moderate increase in demand for commercial time by local advertisers at the stations continuously operated by Gray since January 1, 2004. National broadcasting advertising revenues decreased 4% to $17.2 million from $17.9 million. Political advertising revenues decreased to $448,000 from $12.0 million reflecting the cyclical influence of the 2004 Presidential election. In addition, in the 2004 period Gray recorded approximately $3.1 million of broadcast revenue associated with the broadcast of the 2004 Summer Olympics. There was no such similar Olympic broadcast in the current year. Network compensation revenue decreased 59% to $1.0 million from $2.4 million due to lower revenue from renewed network affiliation agreements. However, under the terms of the affiliation agreements, Gray's cash payments received or receivable in excess of revenue recognized in accordance with generally accepted accounting principles approximated $949,000 for the three months ended September 30, 2005. In the same period of the prior year, the network compensation revenue and the related cash payments received or receivable were approximately equal in their respective amounts. Total broadcasting revenues decreased 15% to $62.3 million.

     o Publishing and other revenues consists primarily of Gray's newspaper publishing and paging operations. Publishing and other revenues decreased 1% to $12.8 million from $13.0 million. Publishing retail advertising revenue increased 5% to $6.1 million from $5.8 million. Publishing classified revenue was consistent between the respective periods at approximately $3.5 million. Publishing circulation revenue decreased 8% to $1.4 million from $1.5 million.

      Operating expenses. Operating expenses increased 8% to $61.4 million from $57.0 million in the same period of the prior year.

     o Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased 4% to $40.0 million from $38.3 million. Approximately 72%, or $1.2 million, of this increase is attributable to operating expenses relating to Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, expenses of WCAV, Charlottesville, VA which began operations in August 2004 and expenses of KKCO, Grand Junction, CO acquired on January 31, 2005, offset, in part, by the sale of the Company's satellite uplink operations on December 31, 2004. We attribute the remaining increase to routine increases in payroll and benefits costs.

     o Publishing and other expenses including paging expense, before depreciation, amortization and loss on disposal of assets, increased 7% to $10.0 million from $9.3 million. The increase in expense was primarily due to increased transportation, payroll and other professional services expenses primarily reflecting costs associated with the expansion of deliveries of the Sunday edition of the Gwinnett Daily Post which was initiated in August of 2004.

     o Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 62% to $4.7 million in the three months ended September 30, 2005 as compared to $2.9 million for the same period in 2004. Legal and other professional service fees increased approximately $1.7 million over the third quarter of 2004. Of this increase, $1.6 million is attributable to professional services associated with Gray's previously announced proposed spin-off of its publishing and paging businesses. The prior period did not include similar expenses. Upon consummation of the spin-off transactions, Triple Crown Media will distribute cash to Gray approximating 75% of the professional service costs and expenses incurred by Gray related to the spin-off transactions. In addition, auditing service fees increased in the third quarter of 2005 by approximately $230,000 which was offset by a decrease in consulting fees of $253,000.

COMMENTS ON RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005:

      Revenues. Total revenues for the nine months ended September 30, 2005 decreased 7% to $227.9 million as compared to the same period of the prior year.

     o Local broadcasting advertising revenues, excluding political advertising revenues, increased 6% to $126.0 million from $118.4 million. Approximately 33%, or $2.5 million, of this increase is attributable to results from Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO, Grand Junction, CO on January 31, 2005 offset in part by the sale of the Company's satellite uplink operations on December 31, 2004. We attribute the remaining approximate 4% increase in non-political local broadcasting advertising revenues to a moderate increase in demand for commercial time by local advertisers at the stations continuously operated by Gray since January 1, 2004. National broadcasting advertising revenues decreased 3% to $51.3 million from $52.9 million. Political advertising revenues decreased to $1.4 million from $20.9 million reflecting the cyclical influence of the 2004 Presidential election. In addition, in the 2004 period Gray recorded approximately $3.0 million of broadcast revenue associated with the broadcast of the 2004 Summer Olympics. There was no such similar Olympic broadcast in the current year. Network compensation revenue decreased 45% to $4.0 million from $7.3 million due to lower revenue from renewed network affiliation agreements. However, under the terms of the affiliation agreements, Gray's cash payments received or receivable in excess of revenue recognized in accordance with generally accepted accounting principles approximated $2.1 million for the nine months ended September 30, 2005. In the same period of the prior year, the network compensation revenue and the related cash payments received or receivable were approximately equal in their respective amounts. Total broadcasting revenues decreased 9% over the same period of the prior year to $188.6 million.

     o Publishing and other revenues consists primarily of Gray's newspaper publishing and paging operations. Total publishing and other revenues which includes the results of the paging operations increased 3%. Publishing revenues increased 5% to $34.1 million from $32.6 million. Publishing retail advertising revenue increased 6% to $18.3 million from $17.3 million. Publishing classified revenue increased 7% to $10.7 million. Publishing circulation revenue decreased 9% to $4.1 million.

      Operating expenses. Operating expenses increased 8% to $178.4 million from $165.7 million in the same period of the prior year.

     o Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased 5% to $118.3 million from $112.8 million. Approximately 58%, or $3.2 million, of this increase is attributable to operating expenses relating to Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, expenses of WCAV, Charlottesville, VA which began operations in August 2004 and expenses of KKCO, Grand Junction, CO acquired on January 31, 2005, offset, in part, by the sale of the Company's satellite uplink operations on December 31, 2004. We attribute the remaining increase to routine increases in payroll and benefits costs.

     o Publishing and other expenses including paging expense, before depreciation, amortization and loss on disposal of assets, increased 8% to $29.3 million from $27.3 million. The increase in expenses was due to increased payroll, newsprint, other professional and transportation expenses of the publishing operations primarily reflecting costs associated with the expansion of deliveries of the Sunday edition of the Gwinnett Daily Post which was initiated in August of 2004.

     o Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 54% to $11.4 million from $7.4 million in the nine months ended September 30, 2005 as compared to the same period in 2004. Legal and other professional service fees increased approximately $3.4 million over the same period of 2004 and such increase is primarily attributable to an increase of $2.8 million in professional services associated with Gray's proposed spin-off of its publishing and paging businesses. In addition, audit fees increased approximately $655,000 over the comparable period of 2004. Upon consummation of the spin-off transactions, Triple Crown Media will distribute cash to Gray approximating 75% of the professional service costs and expenses incurred by Gray related to the spin-off transactions.

BALANCE SHEET:

      Gray's cash balance was $4.1 million at September 30, 2005 compared to $50.6 million at December 31, 2004. The decrease in cash reflects $39.3 million of net cash generated by Gray's operations during the nine months of 2005 compared to $82.5 million for the first nine months of 2004. The 2005 net cash generated from operations was offset by the return of $18.3 million of capital to Gray's common and preferred shareholders through the payment of dividends of $12.6 million and the purchase of $5.7 million of its common stock. Gray also used $13.9 million in the purchase of KKCO-TV and $23.5 million to retire a portion of Gray's 9.25% Senior Subordinated Notes. Total debt outstanding at September 30, 2005 and December 31, 2004 was $633.0 million and
$655.9 million(1), respectively.

RECLASSIFICATIONS:

      Portions of prior year publishing revenue and expense in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2005 presentation. For the three months and nine months ended September 30, 2004, $293,000 and $1.0 million, respectively, of publishing revenue and expense that was previously recognized separately has been presented on a net basis.

A DETAILED TABLE OF OPERATING RESULTS FOLLOWS ON THE NEXT PAGE.

                              GRAY TELEVISION, INC.
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)


                                                             THREE MONTHS ENDED                       NINE MONTHS ENDED
SELECTED OPERATING DATA:                                        SEPTEMBER 30,                            SEPTEMBER 30,
                                                      ------------------------------------     -----------------------------------
                                                                                    %                                        %
                                                         2005          2004       CHANGE         2005         2004         CHANGE
                                                       ---------    ---------    ---------     ---------    ---------    ---------

OPERATING REVENUES

   Broadcasting (less agency commissions)              $  62,281    $  73,658          (15)%   $ 188,578    $ 206,802           (9)%
   Publishing and other                                   12,837       12,965           (1)%      39,314       38,148            3%
                                                       ---------    ---------                  ---------    ---------
   TOTAL OPERATING REVENUES                               75,118       86,623          (13)%     227,892      244,950           (7)%
                                                       ---------    ---------                  ---------    ---------
EXPENSES
   Operating expenses before depreciation,
     amortization and loss on disposal of assets:
     Broadcasting                                         40,019       38,311            4%      118,298      112,762            5%
     Publishing and other                                  9,999        9,337            7%       29,339       27,262            8%
     Corporate and administrative                          4,672        2,884           62%       11,400        7,420           54%
 Depreciation                                              6,855        6,088           13%       18,557       17,760            4%
 Amortization of intangible assets                           159          232          (31)%         576          751          (23)%
 Amortization of restricted stock awards                      98          134          (27)%         294          323           (9)%
 (Gain) loss on disposal of assets, net                     (446)          17        (2724)%        (107)        (605)         (82)%
                                                       ---------    ---------                  ---------    ---------
 TOTAL EXPENSES                                           61,356       57,003            8%      178,357      165,673            8%
                                                       ---------    ---------                  ---------    ---------
Operating income                                          13,762       29,620          (54)%      49,535       79,277          (38)%
Miscellaneous income, net                                    256          193           33%          709          600           18%
Interest expense                                         (11,122)     (10,418)           7%      (33,547)     (31,353)           7%
Loss on early extinguishment of debt                         -0-          -0-           NA        (4,770)         -0-           NA
                                                       ---------    ---------                  ---------    ---------
INCOME BEFORE INCOME TAX EXPENSE                           2,896       19,395          (85)%      11,927       48,524          (75)%
Income tax expense                                         1,153        7,613          (85)%       4,716       19,042          (75)%
                                                       ---------    ---------                  ---------    ---------
NET INCOME                                                 1,743       11,782          (85)%       7,211       29,482          (76)%
Preferred dividends                                          815          815            0%        2,444        2,458           (1)%
                                                       ---------    ---------                  ---------    ---------
NET INCOME AVAILABLE
 TO COMMON STOCKHOLDERS                                $     928    $  10,967          (92)%   $   4,767    $  27,024          (82)%
                                                       =========    =========                  =========    =========

DILUTED PER SHARE INFORMATION:
 Net income per share available
   to common stockholders                              $    0.02    $    0.22          (91)%   $    0.10    $    0.54          (81)%
                                                       =========    =========                  =========    =========
 Weighted average shares outstanding                      48,920       50,322           (3)%      48,939       50,471           (3)%
                                                       =========    =========                  =========    =========

POLITICAL REVENUE (LESS AGENCY COMMISSION)             $     449    $  11,967          (96)%   $   1,429    $  20,923          (93)%

REVENUE RELATED TO OLYMPIC BROADCAST (LESS
 AGENCY COMMISSION)                                    $      --    $   3,061         (100)%   $      --    $   3,061         (100)%

GUIDANCE FOR THE FOURTH QUARTER OF 2005

      Since the previously announced proposed spin-off of our publishing and paging businesses is currently anticipated to be consummated before December 31, 2005, we have focused our comments on fourth quarter and full year 2005 guidance on our television broadcast operations. We currently anticipate that Gray's broadcasting results of operations for the three months and year ended December 31, 2005 will approximate the ranges presented in the tables below.



                                                            THREE MONTHS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                            %                           %
                                              2005        CHANGE          2005        CHANGE
                                            GUIDANCE       FROM         GUIDANCE       FROM          ACTUAL
SELECTED OPERATING DATA:                   LOW RANGE       2004        HIGH RANGE      2004           2004
                                           ----------   ----------     ----------   ----------     ----------
                                                                  Dollars in millions

OPERATING REVENUES

  Broadcasting operating revenues
   (less agency commissions)               $     68.0          (21)%   $     69.0          (20)%   $     86.5

OPERATING EXPENSES
  Broadcasting operating expenses before
   depreciation, amortization and other
   expenses:                               $     41.3           (9)%   $     41.5           (9)%   $     45.5

OTHER SELECTED DATA
Broadcast political revenues
  (less agency commissions)                $      1.1          (95)%   $      1.2          (94)%   $     20.8


                                                                      YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------
                                                                   %                          %
                                                     2005       CHANGE          2005        CHANGE
                                                  GUIDANCE       FROM         GUIDANCE       FROM          ACTUAL
SELECTED OPERATING DATA:                          LOW RANGE      2004        HIGH RANGE      2004           2004
                                                 ----------   ----------     ----------   ----------     ----------
                                                                      Dollars in millions

OPERATING REVENUES
  Broadcasting operating revenues
   (less agency commissions)                     $    256.6          (13)%   $    257.6          (12)%   $    293.3

OPERATING EXPENSES
  Broadcasting operating expenses before
   depreciation, amortization and other
   expenses:                                     $    159.6            1%    $    159.8            1%    $    158.3

OTHER SELECTED DATA
Broadcast political revenues
  (less agency commissions)                      $      2.5          (94)%   $      2.6          (94)%   $     41.7

Broadcast revenue related to Olympic broadcast
   (less agency commissions)                     $        0         (100)%   $        0         (100)%   $      3.1



      The above guidance for broadcasting revenue reflects the cyclical impact of political advertising spending.

      The above guidance for broadcasting revenue also includes the impact of Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO, Grand Junction, CO on January 31, 2005 offset in part by the sale of the Company's satellite uplink operations on December 31, 2004.

      For television stations continuously operated since January 1, 2004, Gray currently anticipates that its local revenue, excluding political revenue, will increase approximately 7% over the fourth quarter of 2004 and approximately 5% for the full year 2005 compared to 2004. The increase in the fourth quarter reflects in part the relative lack of political advertising in the fourth quarter of 2005 compared to 2004. National revenue, excluding political revenue, is currently expected to increase approximately 3% over the fourth quarter of 2004 and decline approximately 3% for the full year 2005 compared to 2004 for the same stations.

      During the fourth quarter of 2005 Gray currently anticipates recognizing network revenue of approximately $1 million. Under the same network affiliation agreements, the related cash payments to be received by Gray are currently estimated to approximate $1.9 million for the fourth quarter of 2005. For the full year of 2005 Gray currently anticipates recognizing network revenue of approximately $5 million while the related cash payments to be received by Gray are currently estimated to approximate $8 million. During 2004 the amounts recorded as network revenue and the corresponding cash payments were approximately equal in amount.

      The above guidance for broadcasting operating expense before depreciation, amortization, and other expenses also includes the current period impact of Gray's launch of six UPN second channels in six of its existing television markets since June 30, 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company's satellite uplink operations on December 31, 2004. For television stations continuously operated since January 1, 2004, Gray currently anticipates that operating expenses before depreciation, amortization, and other expenses will decrease approximately 11% from the fourth quarter of 2004 and that for the year ended December 31, 2005 such expenses will be approximately 2% below the full year results for 2004. These expense declines are reflective of lower national sales representative commissions and employee incentive bonus compensation each due to the lower political revenue in 2005 compared to 2004.

      Also included within the broadcast operating expense estimates presented above, we currently estimate that non-cash 401(k) plan expense will approximate $475,000 for the three months ended December 31, 2005 compared with $1.0 million for the same period of 2004. For the full year 2005, broadcast non-cash 401(k) plan expense is currently estimated to approximate $1.9 million compared with $2.2 million for 2004.

CONFERENCE CALL INFORMATION

      Gray Television, Inc. will host a conference call to discuss its third quarter operating results on November 7, 2005. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1-877-888-3855 and the reservation number is T032801. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-509-0081 until November 21, 2005.


FOR INFORMATION CONTACT:

BOB PRATHER                                                JIM RYAN

PRESIDENT AND CHIEF OPERATING OFFICER                      SENIOR V. P. AND CHIEF FINANCIAL OFFICER

(404) 266-8333                                             (404) 504-9828

WEB SITE:  www.gray.tv

RECONCILIATIONS:

Reconciliation of Net Income to the Non-GAAP term "Adjusted Media Cash Flow" ($ in thousands):

                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                         SEPTEMBER 30,              SEPTEMBER 30,
                                                   ------------------------    ------------------------
                                                       2005         2004          2005          2004
                                                   ----------    ----------    ----------    ----------
Net income                                         $    1,743    $   11,782    $    7,211    $   29,482
 Add (subtract):
   Income tax expense                                   1,153         7,613         4,716        19,042
   Loss on early extinguishment of debt                   -0-           -0-         4,770           -0-
   Interest expense                                    11,122        10,418        33,547        31,353
   Miscellaneous (income) expense, net                   (256)         (193)         (709)         (600)
   Loss (gain) on disposal of assets, net                (446)           17          (107)         (605)
   Amortization of restricted stock awards                 98           134           294           323
   Amortization of intangible assets                      159           232           576           751
   Depreciation                                         6,855         6,088        18,557        17,760
   Amortization of program license rights               2,961         2,800         8,618         8,315
   Common Stock contributed to 401(k) Plan
        excluding corporate 401(k) contributions          545           476         1,658         1,384
   Network compensation revenue recognized               (986)          n/a        (4,036)          n/a
   Network compensation per network affiliation
        agreement                                       1,935           n/a         6,097           n/a
   Payments on program broadcast obligations           (2,904)       (2,765)       (8,572)       (8,164)
                                                   ----------    ----------    ----------    ----------
Adjusted Media Cash Flow                           $   21,979    $   36,602    $   72,620    $   99,041
                                                   ==========    ==========    ==========    ==========

Adjusted Media Cash Flow is non-GAAP term the Company uses as a measure of performance. Adjusted Media Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company's senior credit facility and/or subordinated note indenture. Adjusted Media Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets, and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations and less network compensation revenue. Accordingly, the Company has provided a reconciliation of Adjusted Media Cash Flow to net income.

NOTES

(1) Total debt as of September 30, 2005 and December 31, 2004 does not include $832,000 and $1.0 million, respectively, of unamortized debt discount on Gray's 9 1/4% Senior Subordinated Notes due March 2011.

THE COMPANY

      Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 31 television stations serving 27 television markets. The stations include 16 CBS affiliates, eight NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2004 Nielsen ratings reports. The TV station group reaches approximately 5.5% of total U.S. TV households. Gray also owns five daily newspapers, four in Georgia and one in Indiana.


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT

     The following comments on Gray's current expectations of operating results for the fourth quarter and full year of 2005 are "forward looking" for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray's Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.